Exhibit 99

Eaton Reports Record Second Quarter 2021 Results, Raises 2021 Outlook

  Eaton Reports Second Quarter Earnings Per Share of $1.26 and Record Second Quarter Adjusted Earnings Per Share of $1.72, Up 98% Over the Second Quarter of 2020
  Record Second Quarter Segment Margins of 18.6%, 390 Basis Points Above the Second Quarter of 2020
  Raising Adjusted Earnings Per Share Guidance for 2021 to $6.73 at the Midpoint, Up 37% Over 2020
  Raising Full Year 2021 Operating Cash Flow by $200 Million Above Previous Guidance at the Midpoint

DUBLIN--(BUSINESS WIRE)--August 3, 2021--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.26 for the second quarter of 2021. Excluding charges of $0.25 per share related to intangible amortization, $0.18 per share related to acquisitions and divestitures, and $0.03 per share related to a multi-year restructuring program, adjusted earnings per share were a second quarter record of $1.72, up 98% over the second quarter of 2020 and up 19% over the first quarter of 2021.

Sales in the second quarter of 2021 were $5.2 billion, up 35% from the second quarter of 2020. The sales increase consisted of 27% growth in organic sales, 5% growth from acquisitions, and 3% from positive currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “Building on the momentum from the first quarter, we achieved strong performance in the second quarter. We delivered record second quarter adjusted earnings per share and segment margins, and organic sales were slightly above the midpoint of our guidance range despite supply chain constraints impacting many of our businesses. We are pleased with how well our businesses are executing in this environment.”

Second quarter segment margins were 18.6% and up 390 basis points over the second quarter of 2020. This result was above the high end of our guidance range, and a second quarter record. These strong segment margins were driven by effectively managing supply chain constraints, increased productivity and continued benefits from the multi-year restructuring program announced in the second quarter of 2020.

Operating cash flow in the second quarter of 2021 was stronger than expected at $637 million and free cash flow was $484 million.

During the quarter, we continued to improve our portfolio of businesses. The company closed the acquisition of Cobham Mission Systems, and the acquisition of a 50% stake in Jiangsu YiNeng Electric’s busway business in China, adding new products and growth opportunities for the Aerospace and Electrical Global segments. The Hydraulics sale to Danfoss closed August 2.

“Driven by strong second quarter performance and anticipated higher organic sales for the remainder of the year, we now expect 2021 adjusted earnings per share to be between $6.58 and $6.88, up 37% at the midpoint over 2020,” said Arnold. “Additionally, we expect 2021 full year adjusted operating cash flow to be between $2.6 billion and $2.8 billion, up $200 million at the midpoint over our previous guidance. Finally, for the third quarter of 2021, we anticipate adjusted earnings per share to be between $1.72 and $1.82.”

Business Segment Results

Sales for the Electrical Americas segment were $1.8 billion, up 24% from the second quarter of 2020. Organic sales were up 15%, the acquisition of Tripp Lite added 8%, and positive currency translation added 1%. Operating profits were $393 million, up 28% from the second quarter of 2020. Operating margins of 21.3% were a second quarter record, up 60 basis points over the second quarter of 2020 and up 190 basis points over the second quarter of 2019.

The twelve-month rolling average of orders in the second quarter was up 13%, with particular strength in data center and residential markets. Orders increased 43% over the second quarter of 2020 and 14% over the first quarter of 2021. Backlog at the end of June was a new record and up 43% over June 2020.

Sales for the Electrical Global segment were $1.4 billion, up 28% over the second quarter of 2020. Organic sales were up 22% and positive currency translation added 6%. Operating profits were $259 million, up 46% over the second quarter of 2020. Operating margins of 18.3% were a second quarter record and up 230 basis points over the second quarter of 2020.

The twelve-month rolling average of orders in the second quarter was up 10%, driven by data center, utility and residential markets. During the second quarter, the business experienced strong order growth of 46% over the second quarter of 2020 and 9% over the first quarter of 2021. The June backlog grew 50% over June 2020 and was also a new record.

Aerospace segment sales were $625 million, up 36% from the second quarter of 2020. Organic sales were up 17%, the acquisition of Cobham Mission Systems added 16%, and positive currency translation added 3%. Operating profits were $131 million, up 93% from the second quarter of 2020. Operating margins in the quarter were 21%, up 620 basis points over the second quarter of 2020.

The twelve-month rolling average of orders in the second quarter was down 16%, driven by the downturn in commercial markets. On an organic basis, backlog at the end of June was flat to June 2020. Sequentially, organic orders were up 12% compared to the first quarter of 2021.

The Vehicle segment posted sales of $675 million, up 106% over the second quarter of 2020. Organic sales were up 103% and positive currency translation added 3%. Operating profits were $121 million with operating margins of 17.9%, compared to a loss of $21 million in the second quarter of 2020.

eMobility segment sales were $88 million, up 57% over the second quarter of 2020, driven by organic sales growth of 54% and positive currency translation of 3%. The segment recorded an operating loss of $6 million reflecting continued investment in research and development and ramp up costs associated with new program wins.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2020 revenues were $17.9 billion, and we sell products to customers in more than 175 countries. We have approximately 85,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning third quarter and full year 2021 adjusted earnings per share, expected costs and benefits associated with restructuring actions, as well as full year 2021 organic sales and adjusted operating cash flow. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic globally and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the six months ended June 30, 2021, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2021	2020	2021	2020
Net sales	$5,215	$3,856	$9,907	$8,645

Cost of products sold	3,545	2,877	6,729	6,179
Selling and administrative expense	876	691	1,671	1,556
Research and development expense	154	126	302	279
Interest expense - net	37	38	75	72
Gain on sale of business	—	—	—	221
Other (income) expense - net	(17)	77	(28)	112
Income before income taxes	620	47	1,158	668
Income tax expense (benefit)	114	(7)	193	176
Net income	506	54	965	492
Less net income for noncontrolling interests	—	(3)	(1)	(3)
Net income attributable to Eaton ordinary shareholders	$506	$51	$964	$489

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.26	$0.13	$2.40	$1.20
Basic	1.27	0.13	2.42	1.21

Weighted-average number of ordinary shares outstanding
Diluted	401.4	401.3	401.2	406.2
Basic	398.8	400.4	398.6	404.8

Cash dividends declared per ordinary share	$0.76	$0.73	$1.52	$1.46

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$506	$51	$964	$489
Excluding acquisition and divestiture charges, after-tax	72	80	109	89
Excluding restructuring program charges, after-tax	11	148	23	148
Excluding intangible asset amortization expense, after-tax	101	67	171	134
Adjusted earnings	$690	$346	$1,267	$860

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.26	$0.13	$2.40	$1.20
Excluding per share impact of acquisition and divestiture charges, after-tax	0.18	0.20	0.27	0.22
Excluding per share impact of restructuring program charges, after-tax	0.03	0.37	0.06	0.37
Excluding per share impact of intangible asset amortization expense, after-tax	0.25	0.17	0.43	0.33
Adjusted earnings per ordinary share	$1.72	$0.87	$3.16	$2.12
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2021	2020	2021	2020
Net sales
Electrical Americas	$1,849	$1,490	$3,471	$3,278
Electrical Global	1,418	1,111	2,671	2,255
Hydraulics	560	411	1,121	918
Aerospace	625	461	1,144	1,141
Vehicle	675	327	1,329	925
eMobility	88	56	171	128
Total net sales	$5,215	$3,856	$9,907	$8,645

Segment operating profit (loss)
Electrical Americas	$393	$308	$725	$616
Electrical Global	259	178	472	344
Hydraulics	73	37	157	92
Aerospace	131	68	227	215
Vehicle	121	(21)	234	60
eMobility	(6)	(2)	(13)	(1)
Total segment operating profit	971	568	1,802	1,326

Corporate
Intangible asset amortization expense	(108)	(88)	(200)	(175)
Interest expense - net	(37)	(38)	(75)	(72)
Pension and other postretirement benefits income (expense)	16	(12)	30	(20)
Restructuring program charges	(13)	(187)	(29)	(187)
Other expense - net	(209)	(196)	(370)	(204)
Income before income taxes	620	47	1,158	668
Income tax expense (benefit)	114	(7)	193	176
Net income	506	54	965	492
Less net income for noncontrolling interests	—	(3)	(1)	(3)
Net income attributable to Eaton ordinary shareholders	$506	$51	$964	$489
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
(In millions)
Assets
Current assets
Cash	$279	$438
Short-term investments	261	664
Accounts receivable - net	3,341	2,904
Inventory	2,668	2,109
Assets held for sale	2,604	2,487
Prepaid expenses and other current assets	636	576
Total current assets	9,789	9,178

Property, plant and equipment - net	3,058	2,964

Other noncurrent assets
Goodwill	14,880	12,903
Other intangible assets	6,195	4,175
Operating lease assets	470	428
Deferred income taxes	445	426
Other assets	1,967	1,750
Total assets	$36,804	$31,824

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$3,373	$1
Current portion of long-term debt	8	1,047
Accounts payable	2,484	1,987
Accrued compensation	425	351
Liabilities held for sale	527	468
Other current liabilities	2,089	2,027
Total current liabilities	8,906	5,881

Noncurrent liabilities
Long-term debt	8,721	7,010
Pension liabilities	1,085	1,588
Other postretirement benefits liabilities	322	330
Operating lease liabilities	366	326
Deferred income taxes	494	277
Other noncurrent liabilities	1,460	1,439
Total noncurrent liabilities	12,448	10,970

Shareholders’ equity
Eaton shareholders’ equity	15,408	14,930
Noncontrolling interests	42	43
Total equity	15,450	14,973
Total liabilities and equity	$36,804	$31,824
See accompanying notes.

EATON CORPORATION plc

NOTES TO THE SECOND QUARTER 2021 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, adjusted operating cash flow, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. During the first quarter of 2021, the Company revised its definition of adjusted earnings to exclude intangible asset amortization expense and prior periods have been retrospectively adjusted to apply this change. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's third quarter and full year adjusted earnings results for 2020, first quarter adjusted earnings results for 2021, and guidance for 2021, excluding the impact of the gain from the sale of the Hydraulics business, follows:

	Three months ended March 31	Three months ended September 30		Year ended December 31
	2021	2020	2021	2020	2021
	Results	Results	Guidance	Results	Guidance
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.14	$1.11	$1.23 - $1.33	$3.49	$4.94 - $5.24
Excluding per share impact of acquisition and divestiture charges, after-tax	0.09	0.05	0.19	0.33	0.57
Excluding per share impact of restructuring program charges, after-tax	0.03	0.02	0.06	0.42	0.17
Excluding per share impact of intangible amortization expense, after-tax	0.18	0.17	0.24	0.67	0.90
Adjusted earnings per ordinary share	$1.44	$1.35	$1.72 - $1.82	$4.91	$6.58 - $6.88

A reconciliation of operating cash flow to free cash flow follows:

Three months ended June 30, 2021
Operating cash flow	$637
Capital expenditures for property, plant and equipment	(153)
Free cash flow	$484

The Company's full year adjusted operating cash flow guidance for 2021 follows:

	2021 Guidance ($ Billions)
	Low	High
Operating cash flow	$1.95	$2.15
Estimated cash taxes on Hydraulics sale	0.45	0.45
U.S. qualified pension plan contribution	0.20	0.20
Adjusted operating cash flow	$2.6	$2.8

Note 2. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Sale of Hydraulics business

On August 2, 2021, Eaton sold its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion. Eaton’s Hydraulics business is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $1.8 billion in 2020. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, assets and liabilities of the business have been presented as held for sale in the Consolidated Balance Sheets as of December 31, 2020 and June 30, 2021.

Acquisition of a 50% stake in Jiangsu YiNeng Electric's busway business

On June 25, 2021, Eaton acquired a 50 percent stake in Jiangsu YiNeng Electric's busway business, which manufactures and markets busway products in China and had sales of $60 in 2020. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of Cobham Mission Systems

On June 1, 2021, Eaton acquired Cobham Mission Systems (CMS) for $2.80 billion, net of cash received. CMS is a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. CMS had sales of over $700 in 2020. CMS is reported within the Aerospace business segment.

Acquisition of a 50% stake in HuanYu High Tech

On March 29, 2021, Eaton acquired a 50 percent stake in HuanYu High Tech, a subsidiary of HuanYu Group that manufactures and markets low-voltage circuit breakers and contactors in China, and throughout the Asia-Pacific region. HuanYu High Tech had 2019 sales of $106 and has production operations in Wenzhou, China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of Green Motion SA

On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $105, including $49 of cash paid at closing and $56 of estimated fair value of contingent future consideration based on 2023 and 2024 revenue performance. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, with a maximum possible undiscounted value of $109. Green Motion SA is reported within the Electrical Global business segment.

Acquisition of Tripp Lite

On March 17, 2021, Eaton acquired Tripp Lite for $1.65 billion, net of cash received. Tripp Lite is a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Tripp Lite had sales of over $400 in 2020. Tripp Lite is reported within the Electrical Americas business segment.

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. As a result of the sale, the Company recognized a pre-tax gain of $221 in 2020. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, served customers in commercial, industrial, residential, and municipal markets.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction costs and other charges to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020
Acquisition integration, divestiture charges and transaction costs	$87	$103	$133	$235
Gain on the sale of the Lighting business	—	—	—	(221)
Total before income taxes	87	103	133	14
Income tax expense (benefit)	(15)	(23)	(24)	75
Total after income taxes	$72	$80	$109	$89
Per ordinary share - diluted	$0.18	$0.20	$0.27	$0.22

Acquisition integration, divestiture charges and transaction costs in 2021 are primarily related to the divestiture of the Hydraulics business, the acquisitions of Tripp Lite, Cobham Mission Systems, Souriau-Sunbank Connection Technologies, and Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., and other charges to exit businesses. Charges in 2020 are primarily related to the divestitures of the Hydraulics business and the Lighting business, the acquisitions of Souriau-Sunbank and Ulusoy Elektrik, and other charges to exit businesses. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, Interest expense - net, or Other (income) expense - net. In Business Segment Information, these charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions. Restructuring charges incurred under this program were $214 in 2020 and $29 for the six months ended June 30, 2021. These restructuring activities are expected to incur additional expenses of $32 in 2021, and $5 in 2022, primarily comprised of plant closing costs and other costs, resulting in total estimated charges of $280 for the entire program.

A summary of restructuring program charges follows:

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020
Workforce reductions	$(2)	$166	$—	$166
Plant closing and other	15	21	29	21
Total before income taxes	13	187	29	187
Income tax benefit	2	39	6	39
Total after income taxes	$11	$148	$23	$148
Per ordinary share - diluted	$0.03	$0.37	$0.06	$0.37

Restructuring program charges related to the following segments:

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020
Electrical Americas	$3	$13	$8	$13
Electrical Global	—	51	2	51
Aerospace	2	30	3	30
Vehicle	5	90	11	90
eMobility	1	1	1	1
Corporate	2	2	4	2
Total	$13	$187	$29	$187

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other (income) expense - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $200 when fully implemented in 2023.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense follows:

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020
Intangible asset amortization expense	$108	$88	$200	$175
Income tax benefit	7	21	29	41
Total after income taxes	$101	$67	$171	$134
Per ordinary share - diluted	$0.25	$0.17	$0.43	$0.33

Contacts

Eaton Corporation plc
Jennifer Tolhurst, Media Relations, +1 (440) 523-4006
jennifertolhurst@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558